Exhibit 5 and Exhibit 23(a)

                        HULSEY, OLIVER & MAHAR, LLP
                         200 E.E. BUTLER PARKWAY
                              P.O. BOX 1457
                       GAINESVILLE, GEORGIA  30503

Telephone No.  770-532-6312
Telecopy No.   770-531-9230

                           September 23 , 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     RE: GB&T Bancshares, Inc./Registration Statement on Form S-3 ("Registration Statement")

Dear Sirs:

     We have acted as counsel to the Company, a Georgia corporation, in connection with the Dividend Reinvestment and Share Purchase Plan of the Company ("Plan"), and with the preparation and filing of the Registration Statement for the proposed offering of 40,000 shares of $5.00 par value common stock of the Company ("Common Stock") pursuant to the Plan. In connection therewith, we have reviewed and examined the Company's Articles of Incorporation, Bylaws and such other records as we have deemed relevant and necessary to render our opinion as expressed herein. In addition, as to certain matters, we have relied upon certificates and representations of Company's officers and directors.

     Based on the foregoing, it is our opinion that:

     The Common Stock to be issued by the Company, as more specifically described in the Registration Statement, has been duly authorized and when issued and delivered against payment therefor, will be duly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and further consent to the use of our name under the heading "Experts" therein.

                                        Sincerely,


                                        /s/ Samuel L. Oliver
                                        Samuel L. Oliver